Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of September, 2006 (the “Effective Date”) by and between COLEMAN CABLE, INC., a Delaware corporation (the “Company”), on the one hand, and RICHARD N. BURGER (the “Employee”), on the other hand. (The Company and the Employee are sometimes referred to herein together as the “Parties”)
WITNESSETH
     WHEREAS, the Company is engaged in the business of manufacturing wire and cable products (the “Business”);
     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated December 30, 1999 (the “Original Agreement”), which the Parties desire to amend and restate in its entirety on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Restatement of the Original Agreement. The Parties do hereby amend and restate the Original Agreement in its entirety as set forth herein. Upon the Effective Date, the Original Agreement shall be superseded in its entirety and of no further force or effect.
     2. Employment. The Company hereby agrees to employ the Employee for the Term of this Agreement (as defined in Section 5 hereof) and the Employee hereby accepts such employment.
     3. Position and Duties.
          (a) Position. During the Term, the Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company, overseeing financial and certain other day to day operations of the Company and any person or entity that directly, or through one or more intermediaries is controlled by the Company (collectively, the “Affiliates”) and shall have and perform the duties, responsibilities and authority commensurate with such position, which are enumerated from time to time by the Company’s Board of Directors and/or its Chief Executive Officer. Such duties, responsibilities and authority shall include, but not be limited to, the following:
          (i) the authority to employ (and terminate), any and all subordinate officers (of whatever position), any general managers, managers, supervisors and other employees of the Company or its Affiliates as the Employee shall deem necessary or appropriate for the conduct of the Business and its Affiliates; to delegate to such employees such authority as he shall determine, all consistent with the employee policies and procedures promulgated by the Company’s Board of Directors and the Chief Executive Officer; and
          (ii) the authority to make or otherwise authorize expenditures by and to contract liabilities for the Company and the Affiliates in the ordinary course of business; and
          (iii) the authority to make any and all decisions of a material nature for the Company and the Affiliates subject only to the approval of the Company’s Board of Directors and Chief Executive Officer.
          (b) Efforts. The Employee shall devote his full working time, diligent efforts and attention (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company as may be required to perform his duties and responsibilities in a diligent and businesslike manner.
     4. Salary and Benefits.
          (a) Base Salary. During the Term, the Company shall pay to the Employee a minimum base salary of $375,000 per year. The Company shall pay such salary in equal bi-weekly installments on the Company’s regular pay days. Regular installments of base salary shall be paid less all applicable taxes, social security payments and other items that the Company is required by law to withhold or deduct therefrom.
          (b) Automatic Annual Raises. During the Term, the Employee’s base salary shall be increased, effective as of each anniversary of the Effective Date, by a percentage amount equal to the percentage increase in the Chicago area Consumer Price Index as reported by the U.S. Department of Labor.
          (c) Merit Raises. The Board of Directors of the Company may, in its absolute and sole discretion, increase the salary payable to Employee for merit.
          (d) Performance Bonuses. During each year of the Term, the Employee shall be entitled to receive cash performance bonuses in an amount up to 100% of the Employee’s base salary, as determined by the Company’s Board of Directors based upon the attainment of performance goals conveyed to the Employee. The cash performance bonus may be increased in any year in the discretion of the Compensation Committee.
          (e) Employee Benefits. In addition to the compensation described above, the Company will provide or offer for the Employee’s participation such benefits (other than bonus, incentive compensation and severance benefits) as are generally provided or offered by the Company to its other similarly positioned executive officers, including, without limitation, retirement benefits, health/major medical insurance and welfare benefits, sick days and other fringe benefits (collectively, “Benefits”), if and to the extent that the Employee is eligible to participate in accordance with the terms of the applicable Benefit plan or program generally. These Benefits shall include:

          (i) group health, life and disability insurance (to the extent offered to similarly positioned executive officers);
          (ii) participation in any Company sponsored retirement savings or pension plan (to the extent such plans are in existence and participation is offered to similarly positioned executive officers);
          (iii) participation in all stock or stock option plans (to the extent such plans exist);
          (iv) use of a company car comparable to the car presently being driven by the Employee;
          (v) business expense allowances;
          (vi) paid vacation accruing at the rate of four (4) weeks per year;
          (vii) paid religious and other holidays to the extent provided under the Company’s personal leave policies; and
          (ix) such other perquisites as the Company and the Employee shall agree.
          (f) Supplemental Disability Insurance. In addition to the Benefits herein provided for, the Company shall purchase and maintain in full force and effect one or more policies of supplemental disability insurance, with benefits consistent with those provided to the Employee as of the date hereof.
          (g) Equity and Option Grants. In addition to all other salary and benefits herein provided, the Company hereby agrees that Employee shall be entitled to participate in restricted stock and stock option plans established for the benefit of the Company’s employees.
          (h) Expense Reimbursement. The Company shall reimburse the Employee for all reasonable business expenses properly incurred by the Employee in the ordinary course of performing the Employee’s duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses)
     5. Term and Termination.
          (a) Term. Subject to the rights of termination set forth below, the Term of the Employee’s employment under this Agreement shall be for a rolling three (3) year period (i.e., upon completion of each day of the Employee’s employment, the term of his employment automatically shall be extended for one additional day), commencing on the Effective Date (the ‘Term”).

          (b) Termination for Cause. The Company may terminate the Employee’s employment under this Agreement at any time upon written notice for “Cause.” For the purposes of this Agreement, Cause shall mean:
          (i) the gross neglect or willful failure by the Employee to perform his duties and responsibilities in all material respects as set forth hereunder, after a written demand for substantial performance is delivered to the Employee by the Company’s Board of Directors which demand specifically identifies the manner in which the Company’s Board of Directors believes that the Employee has not so performed his duties and which demand is not met within thirty (30) days of its delivery to Employee;
          (ii) any act of fraud or embezzlement by the Employee in connection with the Company or its affiliates;
          (iii) a willful and material breach of this Agreement by the Employee which the Employee fails to cure within thirty (30) days of the Employee’s receipt of written notice of such breach; or
          (iv) the Employee’s conviction or entering into a plea of nolo contendere to (A) a crime involving moral turpitude; or (B) any other crime materially impairing or materially hindering the Employee’s ability to perform his duties for the Company.
          (c) Voluntary Termination By The Employee With Good Reason. The Employee may, at any time within 90 days of the occurrence of any event which constitutes “Good Reason” upon written notice, terminate his employment under this Agreement with “Good Reason”.
          (i) For the purposes of this Agreement, “Good Reason” shall mean without the prior written consent of the Employee:
          (A) a reduction in the base salary and potential for bonus compensation of the Employee, other than an insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Employee; or
          (B) a significant reduction in the responsibilities and/or duties of the Employee the result of which is that the Employee (1) shall no longer have control or authority over the management of the Company or the Affiliates, or (2) shall have responsibilities which are not commensurate with the historical responsibilities of the Executive Vice President and Chief Financial Officer of the Company; or
          (C) a change of location of the Employee’s office which is thirty- five (35) miles or more from the office where the Employee was located as of the Effective Date; or

          (D) a Change of Control (as herein defined); or
          (E) any willful failure or willful breach by the Company (not covered by any of the clauses (A) through (D) above) of any material obligations of this Agreement, if such breach is not cured within thirty (30) days after written notice thereof by the Employee to the Company’s Board of Directors.
For the purposes of this Agreement, a “Change of Control” shall mean that any of the following has occurred:
(i)	any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”),

(ii)	the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

(iii)	the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs;

(iv)	a change in the Company’s Board of Directors occurs with the result that the members of the Board immediately prior to such change no longer constitute a majority of such Board of Directors; or

(v)	any other change of ownership or effective control (as defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”)).
For the avoidance of doubt, no Change of Control shall be deemed to occur if any of the events enumerated above occur as a result of (i) the 144A equity offering and private placement of equity securities with Friedman, Billings & Ramsey, Co. as initial purchaser and placement agent (the “144A offering”); (ii) any issuance of equity securities pursuant to the shelf registration statement filed in connection with the 144A offering; (iii) any changes associated with the listing of the Company’s stock on the NASDAQ stock market; or (iv) an initial public offering or shelf registration of the Company’s stock.

     For the further avoidance of doubt, the Employee’s decision not to terminate his employment within 90 days after the occurrence of any event which constitutes “Good Reason” shall not preclude or otherwise constitute a waiver of the Employee’s right to terminate his employment within 90 days of any other event which constitutes “Good Reason.”
          (d) Voluntary Termination By The Employee Without Good Reason. The Employee may, at any time upon three (3) months prior written notice, terminate his employment under this Agreement without Good Reason.
          (e) Termination on Death or Permanent Disability. The Employee’s employment under this Agreement shall terminate upon the Employee’s death or Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to substantially perform the Employee’s duties and responsibilities to the Company by law, by reason of a physical or mental disability or infirmity (i) for a total of one hundred twenty (120) days in any consecutive twelve (12) month period or (ii) at such earlier time as the Employee submits or the Company receives satisfactory medical evidence that the Employee has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of the Employee’s work duties for four (4) months or longer. In the event of any dispute regarding the determination of the Employee’s Disability, such determination shall be made by a physician selected by the Company, at the Company’s sole expense, in consultation with the Employee’s primary treating physician; provided, however, that the Employee’s Disability shall be conclusively presumed if such determination is made by an insurer providing disability insurance coverage to the Employee or the Company in respect of the Employee.
     6. Severance Benefits. Upon termination of the Employee’s employment under this Agreement, the Employee shall be entitled to receive the following termination benefits in lieu of all other considerations and payments under this Agreement and all claims for damages and remedies based on a claim of wrongful discharge, after receipt of which the rights and obligations of the parties hereunder shall become void and of no further force and effect; provided, however, that the Employee shall remain obligated to abide by the restrictive covenants set forth in Section 9 of this Agreement until such time as they would otherwise expire.
     (a) Termination for Cause or Without Good Reason. If the Employee’s employment is terminated for Cause by the Company in accordance with Section 5(a) or is terminated voluntarily by the Employee in accordance with Section 5(d), then the following severance benefits shall be due:
          (i) base salary shall be paid through such date of termination;
          (ii) any bonus that may otherwise have become due for the fiscal year prior to the year in which the Employee’s employment is terminated; and
          (iii) all benefits, including all life insurance policies maintained pursuant to Section 4(e) above, may be terminated or canceled by the Company at any time from and after the last day of employment, subject only to the Employee’s

“COBRA” rights to continue health insurance and his right to vested funds in the Company sponsored retirement savings and pension plans.
     (b) Termination by Death or Disability. If the Employee’s employment is terminated by the Company upon the death or Disability of the Employee, then the following severance benefits shall be due and payable at the Company’s option either in one lump sum or in accordance with the Company’s customary practices:
          (i) the Employee (or his estate or representative) shall be entitled to his base salary for 12 months following the date of termination; and
          (ii) the Employee (or his estate or representative) shall be entitled to receive all accrued and unpaid bonuses for the year immediately preceding the termination of Employee’s employment, plus a bonus payment in an amount equal to one (1) times the average annual bonus paid to Employee for the two (2) complete years immediately preceding Employee’s Death or Disability.
In addition, Employee shall receive the following:
          (i) all options and restricted stock shall immediately vest;
          (ii) all group health, life and disability insurance benefits and health club memberships shall continue for a period of 12 months from the date of termination. In the case of termination by reason of the death of the Employee, then such group health, life and disability insurance benefits shall continue as aforesaid for the benefit of any dependents who survive him; and
          (iii) all policies of insurance on the life of the Employee maintained by the Company pursuant to Paragraph 4(e), above, shall (except in the case of termination by reason of the Employee’s death) be assigned to the Employee, without charge (except for any applicable income taxes which the Employee may be liable for), effective on the last day of employment, and thereafter, the Company shall have no further obligation to maintain those policies or to pay additional premiums thereon.
     (c) Wrongful Discharge or Termination for Good Reason. If the Employee’s employment is terminated by the Company other than for Cause or by reason of death or Disability, or if the Employee’s employment is terminated by the Employee for Good Reason, then the following severance benefits shall be due and payable in one lump sum:
          (i) an amount equal to three (3) times the Employee’s base salary (i.e., thirty-six (36) months base salary); and
          (ii) an amount equal to three (3) times the Employee’s average annual bonus for the two (2) complete years immediately preceding the termination of the Employee’s employment.

In addition, Employee shall receive the following:
          (i) all options and restricted stock shall vest immediately (to the extent not previously vested) without regard to whether or not any of the conditions specified therein have been achieved;
          (ii) all group health, life and disability insurance benefits and health club memberships shall continue for thirty-six (36) months; and
          (iii) the Company shall convert all policies of insurance on the life of the Employee that are required to be maintained by the Company pursuant to Paragraph 4(e), above, into fully paid, term policies; shall promptly pay in full the premiums then due; and shall assign such policies to the Employee, without charge (except for any income taxes the Employee may be liable for), effective on the last day of employment.
     (d) Shareholder Approval of Severance Benefits. The Company shall use its best efforts to obtain shareholder approval for the portion of the severance benefits payable under Section 6 of this Agreement which would otherwise be subject to excise tax under section 4999 of the Code which complies with section 280G(b)(5)(B) and the regulations thereunder.
     (e) Limits on Severance Payments. Anything in this Agreement to the contrary notwithstanding, the following restrictions shall apply:
          (i) In the event that it shall be determined that any payment or distribution from the Company, any affiliate, or trusts established by the Company or by any affiliate to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of section 280G of the Code, or any successor provision, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible because of said section 280G of the Code. The determination to be made hereunder shall be made within twenty (20) days after the date of termination by the accounting firm that is then acting as auditor for the Company (the “Accounting Firm”), which shall provide detailed calculations thereof to the Company and to the Employee, provided, however, that the Employee shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations. The determination to be made by the Accounting Firm shall be binding upon the Company and the Employee unless each of the following occurs: (i) within fifteen (15) days of the date of such determination, either party gives to the other party a written legal opinion from a nationally recognized law firm stating that there is a substantial possibility that the

Internal Revenue Service will reach a conclusion different from that reached by the Accounting Firm; (ii) either party, within fifteen (15) days of the date of such letter, seeks a private letter ruling from the Internal Revenue Service; and (iii) the Internal Revenue Service issues a private letter ruling reaching a conclusion different from that reached by the Accounting Firm. A private letter ruling by the Internal Revenue Service issued under these circumstances shall be binding upon the Company and the Employee. Present value, for purposes of the calculations under this paragraph 7(d), shall be determined in accordance with section 280G(d)(4) of the Code.
     (ii) As a result of uncertainty in the application of section 280G of the Code at the time of any initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been paid or distributed by the Company which should not be so paid or distributed (“Overpayment”) or that additional Agreement Payments which were not paid or distributed by the Company could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Company promptly upon receiving notice of such Overpayment together with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company (or if paid by the Employee to the Company shall be returned to the Employee) if and to the extent such payment would not reduce the amount which is nondeductible under section 280(g) of the Code or which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code.
     (f) Calculation of Severance Payments. For the avoidance of doubt, for purposes of calculating severance benefits pursuant to this Section 6, the Employee’s average annual bonus for the two (2) complete years immediately preceding the termination of the Employee’s employment shall not, under any circumstances, include the special payment of $1,160,255 received by the Employee in 2004.
     7. Relationship Created. The relationship created by this Agreement is that of employer and employee and nothing contained in this Agreement shall be construed in any way as creating any partnership, joint venture or other relationship between the parties. Nothing contained in this Agreement shall be construed as granting Employee any right to bind or obligate the Company in any manner not herein granted, without the express written consent of the Company.
     8. Payment of Undisputed Amounts. If there is a dispute between the parties with respect to any amount claimed to be due hereunder, any portion that is not disputed shall be paid by the obligor to the payee. Any such partial payment shall not, however, constitute a waiver by the recipient of such payment of any other rights.
     9. Restrictive Covenants.

          (a) Non-Competition. Employee agrees that during his employment and for a one (1) year period thereafter (other than if wrongfully terminated by the Company, terminated with Good Reason by the Employee or if the Company fails to make any payment or perform any obligation owned to Employee to Employee required to be made hereunder, in which case this restrictive period shall lapse immediately) (the “Restrictive Period”), he will not, directly or indirectly, engage, participate, or have any interest or be involved in any capacity, whether as an owner, agent, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve, and neither Employee nor any of his respective affiliates otherwise has, any managerial or operational responsibility in respect thereof), officer, director, manager, partner, joint venturer, employee, consultant, advisor, agent or otherwise, in any business enterprise which is, or shall at any time during the Restrictive Period be, directly or indirectly engaged in the business of manufacturing wire and cable in the United States and in any other countries or territories where the Company sells its products.
          (b) Non-Disclosure of Confidential Information.
     (i) Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations, employees and customers of the Company, which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, Confidential Materials (as hereinafter defined), and the results of any investigations or experiments of the Company (such information is hereinafter referred to as “Confidential Information,” provided that Confidential Information shall not include any of the foregoing items which are in the public domain or which are available from third-party sources without any violation of this Agreement). Employee recognizes that the services to be performed by Employee are special and unique, and that by reason of his duties he will acquire Confidential Information. Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company. In consideration of the Company’s entering into this Agreement, Employee agrees that:
     (A) he shall never for so long as such information is valuable and unique (but in no case for longer than five (5) years following the termination of Employee’s employment by the Company), directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by the Company without the prior written consent of the Company’s Board of Directors, it being understood that this subparagraph shall survive the term of this Agreement;
     (B) during the term of his employment by the Company, he shall exercise all due and diligent precautions to protect the integrity of the Company’s customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents and any and all other materials embodying any Confidential Information (the “Confidential Materials”) and, upon termination of his employment hereunder, or such earlier time as the Company may so request, he shall immediately return to the Company all such Confidential Materials (and copies thereof) then in his possession or control;
     (C) Employee agrees that he will at all times comply with all security regulations (1) in effect from time to time at the Company’s premises and (2) in effect for materials belonging to the Company; and
     (D) Employee agrees that the provisions of this subsection (b) are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, good will and reputation.
     (c) Severability. In the event a court of competent jurisdiction determines that the provisions of the covenants in this Section 9 are excessively broad as to duration, geographic scope or activity, it is expressly agreed that the covenants contained in this Section 9 shall be construed so that the provisions which the court does not deem excessively broad shall not be affected, but shall remain in full force and effect, and any such overly broad provisions shall be deemed, without further action or the part of any party, to be modified, amended and or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.
     (d) Remedies. Employee acknowledges that any breach of the provisions of this Section 9 can cause irreparable harm to the Company for which the Company would have no adequate remedy at law. In the event of a breach or threatened breach by Employee of any of such provisions, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, the Company may immediately seek any judicial action deemed necessary, including, without limitation, temporary and preliminary injunctive relief.
     10. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the recipients at the addresses indicated below:
Notices to Employee:
Mr. Richard N. Burger
850 Gloucester Crossing
Lake Forest, Illinois 60045

with a copy (which shall not constitute notice) to:
Steven M. Prebish, Esq.
Patzik, Frank & Samotny, Ltd.
150 South Wacker Drive
Suite 1500
Chicago, Illinois 60606
Notices to the Company:
Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Attention: President
with a copy (which shall not constitute notice) to:
Mayer, Brown, Rowe & Maw LLP
71 S. Wacker Drive
Chicago, Illinois 60606-4637
Attention: James J. Junewicz
or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     12. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, affiliates (including, without limitation, the Affiliates) successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. In the event the Company is sold (whether through a sale of assets, merger, consolidation or otherwise) or is otherwise reorganized, the Company shall cause the acquiring or surviving person or entity to assume the obligations of the Company under this Agreement as if though such acquiring or surviving person or entity were an original party hereto. The parties recognize that the damages which Employee might suffer as a result of the Company’s breach of this Section 15 are immeasurable and could result in irreparable harm. Accordingly, in addition to any and all other remedies available to Employee at law or equity, Employee shall be entitled to enforce this Section 15 through specific performance, temporary and permanent injunction, and such other equitable remedies as it may choose, without the requirements of posting bond.
     16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Any and all actions brought under this Agreement shall be brought in the state or federal court setting in the County of Cook, in the State of Illinois, and neither party shall seek a change of venue in any such action.
     17. Fees and Expenses. In the event that a dispute arises under this Agreement which is submitted to a court of competent jurisdiction for resolution, or any other legal enforcement or declaratory action is brought hereunder (whether in the native of arbitration, litigation or otherwise), the prevailing party in such action or proceeding shall receive, in addition to any award it receives in the action or proceeding, reimbursement for all reasonable costs and expenses incurred in such action or proceeding (including appeals therefrom), which reimbursed costs and expenses shall include, but not be limited to, attorneys’ fees and expenses.
     18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[Signatures appear on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COLEMAN CABLE, INC.
/s/ Shmuel D. Levinson
Shmuel D. Levinson
Director

/s/ Richard N. Burger
RICHARD N. BURGER